Exhibit 10.3
AMENDMENTS TO 2009 PERFORMANCE INCENTIVE PLAN
The following amendments to the Global Defense Technology & Systems, Inc. (the “Company”) 2009 Performance Incentive Plan (the “Plan”) was approved and adopted by the Board of Directors of the Company at a meeting held on November 3, 2010.
The following sections are hereby added to the Plan:
Section 3.C
Delegation to an Officer. The Board may delegate to one or more executive officers of the Corporation (the “Delegate”) the authority to do and approve one or both of the following: (i) designate Eligible Persons, subject to the limitations set forth below, to be recipients of nonqualified Options, and (ii) determine the number of shares of Common Stock to be subject to such nonqualified Options granted to such Eligible Persons and determine the terms of such Options; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Options granted by such Delegate, and that such Delegate may not grant an Option to (i) himself or herself, (ii) any “executive officer” (within the meaning of Section 16 of the Exchange Act), (iii) any individual who is or is reasonable expected to be upon hire or promotion a “covered employee” (within the meaning of Section 162(m) of the Code) or (iv) any person so as to result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act. Notwithstanding anything to the contrary in the foregoing, in no case shall the Delegate be authorized to grant any award that is intended to qualify as “performance based compensation” under Section 162(m) of the Code. The Delegate’s authority to designate and approve Option award recipients and the terms of such Options pursuant to this section shall be independent of and in addition to the authority of the Committee with respect to such powers set forth in Section 3 and Section 6 of the Plan.
Section 12.H
Limitation of Liability. The Delegate, the Committee and each member of the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Corporation or its Affiliates, the Corporation’s independent auditors or consultants or any other agents assisting in the administration of the Plan. None of the Delegate, any member of the Committee nor any officer or employee of the Corporation or its Affiliates acting at the direction or on behalf of the Committee shall be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law and the Corporation’s by-laws, be fully indemnified and protected by the Corporation with respect to any such action or determination.